Exhibit 99

Contacts:	John S. Penshorn Director of Capital Markets Communications & Strategy 952-936-7214

(For Immediate Release)

UNITEDHEALTH GROUP EXPECTS STRONG RESULTS IN 2003

MINNEAPOLIS (November 26, 2002) — UnitedHealth Group (NYSE: UNH) anticipates a continuation of its strong growth and operating performance in 2003, expecting that its operating margins will increase in the aggregate, with every business segment showing stable or expanded margins next year.

At its annual Investor Conference last week, management provided the following key data points for 2003:

•	Revenues of approximately $29 billion, supported by 13 percent organic revenue growth across the aggregate of the company’s businesses.

•	Operating earnings at or above $2.57 billion.

•	Margins expanding from an estimated 8.7 percent in 2002 to 8.9 percent or more in 2003.

•	Earnings per share increasing to at least $5.05 per share, representing the high side of the Company’s guidance range, 20 percent above $4.20 in earnings per share currently expected in 2002.

•	Cash flows from operations exceeding $2.6 billion in 2003, up from $2.3 billion in 2002.

•	Return on equity at or above 34 percent.

The Company continues to aggressively repurchase shares pursuant to its February 2002 share repurchase program, under which there remains authority to acquire 19 million additional shares. Total 2002 share repurchases will exceed $1.6 billion and 2003 share repurchase is expected to exceed the 2002 level.

UnitedHealth Group also presented data showing that its businesses currently anticipate adding at least 1.3 million new consumers to their health benefit offerings in 2003. Details include the following items:

•	Self-funded services will drive the majority of the medical benefits business growth in 2003, due to strong performance from Uniprise (at least 725,000 net new membership growth currently anticipated) and UnitedHealthcare (in excess of 400,000 new members).

•	Risk-based services in the UnitedHealthcare segment are currently estimated to expand by 150,000 to 200,000 net new consumers in 2003.

•	Pricing for risk-based services in the UnitedHealthcare business remains strong and consistent with 2002 pricing patterns. Net premium yields are expected to be at or above 13 percent, well matched with underlying medical cost trends of 11 to 12 percent, as has been the case in 2002.

“We look forward to reporting record revenues, earnings and cash flows for the full year of 2002 and again next year. Our businesses remain well positioned and we continue to drive strong value propositions that match up with unmet customer needs in the broad health care market,” stated Dr. William W. McGuire, UnitedHealth Group’s chairman and chief executive officer. “These activities will also provide a basis for excellent further growth and performance in 2004.”

Business Description

UnitedHealth Group is a diversified health and well-being company that provides a broad spectrum of resources and services to help people improve their health and well-being through all stages of life.

Forward-Looking Statements

Statements that UnitedHealth Group may publish, including those in this announcement, that are not strictly historical are “forward-looking” statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of UnitedHealth Group’s SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.